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                                                                     Exhibit 12


                                  SOLUTIA INC.
        COMPUTATION OF THE PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                      SIX MONTHS
                                                         ENDED                YEAR ENDED
                                                     JUNE 30, 1997         DECEMBER 31, 1996
                                                     -------------         -----------------
Pro forma income from continuing operations
before provision for income taxes (1)                    $154                    $  9
Add
  Fixed charges                                            39                      74
  Less capitalized interest                                (2)                     (5)
Less equity income (add equity loss)
  of affiliated companies                                 (17)                    (13)
                                                         ----                    ----
    Income as adjusted                                   $174                    $ 65
                                                         ====                    ====

Fixed charges
  Interest expense                                       $ 34                    $ 64
  Portion of rents representative
    of interest factor                                      5                      10
                                                         ----                    ----
    Fixed charges                                        $ 39                    $ 74
                                                         ====                    ====

Pro forma ratio of earnings to fixed charges              4.5                     0,9
                                                         ====                    ====

(1) Includes restructuring and other unusual items of $12 million and $256 million for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. Excluding these items, the pro forma ratio of earnings to fixed charges would have been 4.8 for the six months ended June 30, 1997 and
4.3 for the year ended December 31, 1996.